Exhibit 10.6

FIRST AMENDMENT

TO

OFFICER EMPLOYMENT AGREEMENT

Pursuant to Section 14 of the Officer Employment Agreement effective as of                      (the “Agreement”) entitled “Waiver; Modification,” the parties to the Agreement hereby modify the Agreement as provided below.

Section 6(b)(ii) shall be amended by deleting the second sentence thereto and by replacing it with the following sentence:

Such payment shall be made, in the Company’s sole discretion, either (1) in accordance with normal payroll procedures applicable to senior executive officers at the time of such termination; (2) in a single lump sum payment; or (3) in a combination of normal payroll procedures followed by a lump sum payment for the balance of the payment; provided, that, in all cases, all payments shall be completed within the taxable year in which the Officer terminates employment, or such later time as permitted under Section 409A of the Internal Revenue Code or its successor and the guidance provided by the Internal Revenue Service or Department of Treasury, such that the amount paid shall not be considered “deferred compensation” within the meaning of Section 409A.

All other provisions of the Agreement shall remain in full force and unamended.

Dated this 1st day of February of 2005.

FIRST STATE BANCORPORATION

By:

Title:

OFFICER